Exhibit No. 21
Subsidiaries of Armstrong World Industries, Inc.
As of February 26, 2009
The following is a list of subsidiaries of Armstrong World Industries, Inc., omitting certain subsidiaries, which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Jurisdiction of
U.S. Subsidiaries	Incorporation

Armstrong Cork Finance LLC	Delaware
Armstrong NW LLC	Delaware
Armstrong Hardwood Flooring Company	Tennessee
Armstrong Realty Group, Inc.	Pennsylvania
Armstrong Ventures, Inc.	Delaware
Armstrong Wood Products, Inc.	Delaware
Armstrong World Industries (Delaware) LLC	Delaware
AWI Licensing Company	Delaware
HomerWood Hardwood Flooring Company	Delaware
Patriot Flooring Supply, Inc.	Delaware
Worthington Armstrong Venture (50% owned Delaware General Partnership)

Jurisdiction of
Non-U.S. Subsidiaries	Incorporation

Armstrong (U.K.) Investments	United Kingdom
Armstrong Architectural Products S.L.	Spain
Armstrong Building Products B.V.	Netherlands
Armstrong Building Products Company (Shanghai) Ltd. (80% owned affiliate)	PRC
Armstrong Building Products GmbH	Germany
Armstrong DLW AG	Germany
Armstrong DLW Licensing GmbH	Germany
Armstrong Metal Ceilings Limited	United Kingdom
Armstrong Metalldecken AG	Switzerland
Armstrong Metalldecken GmbH	Austria
Armstrong Metalldecken Holdings AG	Switzerland
Armstrong World Industries (Australia) Pty. Ltd.	Australia
Armstrong World Industries AB	Sweden
Armstrong World Industries Canada Ltd.	Canada
Armstrong World Industries Holding GmbH	Germany
Armstrong World Industries Ltd.	United Kingdom